EXHIBIT 99.1

PHI Group, Inc. and Vietnam-based Saphia Alkali JSC Sign Agreement to Provide Innovative Proprietary Products for Healthcare, Agriculture, Aquaculture and the Environment to International Markets

PUBLISHED

JUN 28, 2023 6:45AM EDT

New York, June 28, 2023 (GLOBE NEWSWIRE) — PHI Group, Inc. (n/k/a Philux Global Group Inc., www.philuxglobal.com, PHIL), is pleased to announce that the Company has signed a Business Cooperation Agreement with Saphia Alkali JSC, a Vietnamese joint stock company (https://kiemsaphia.com/), to cooperate in financing, manufacturing, selling and distributing Saphia Alkali’s proprietary alkali products on a worldwide basis.

According to the agreement, the companies have incorporated “Sapphire Alkali Global Group,” a Wyoming corporation, Registration ID 2023-001291498, as the parent company to implement this Business Cooperation Agreement. Philux Global Group and its affiliates will be responsible for providing three hundred million U.S. dollars towards this enterprise and will hold forty percent of ownership in Sapphire Alkali Global Group whereas Sapphire Alkali JSC will hold the remaining sixty percent.

Saphia Alkali JSC’s solutions are 100% herbal alkalis, undergoing proprietary activated technologies, formed in the form of natural compounds with high alkalinity in material form with a pH level reaching 13 +/- 1, and very rich in natural compositions, plant antibiotics, minerals, microbes, and vitamins.

The most powerful strengths of Saphia Alkali JSC’s herbal alkalis are the abilities to neutralize excess acid in the body, to restore balance in the body in a short period of time, and to aid in the healing of damaged cells in the body.

Furthermore, Saphia Alkali’s herbal alkalis contain a variety of medicinal substances, including natural compounds and high plant antibiotics such as Glycosides, Flavonoids, Terpenoids, Saponins, and others, which have anti-inflammatory and anti-swelling properties within the body.

Current Saphia Alkali JSC’s reputable healthcare products include:

Saphia Alkali Balance: a health supplement that aids in the treatment of metabolic disorders and imbalances in the body. Suitable for thin people, people with poor resistance, or in early stage of catching diseases.

Saphia Alkali DD: a health supplement that aids in the regeneration of healthy tissues and healing of gastrointestinal ulcers such as: antral inflammation, gastric ulcer, gastric congestion, etc.

Saphia Alkali GT: a health supplement that has the following effects: detoxifying the liver, reducing rashes, urticaria due to internal heat, reducing liver enzymes, eliminating kidney toxicity, reducing nocturia, cramps, improving physiological ability, and increasing vitality.

Saphia Alkali TG: a health supplement that effectively enhances resistance, detoxifies, and protects liver and kidney functions.

Saphia Alkali UB: a health supplement that protects the immune system and enhances the resistance of patients. It aids in reducing tumor size and balancing alkaline and acid environment in the body.

Saphia Alkali X300 (Saphia Alkali D-REVIE X300): a reputable health supplement that effectively supports antioxidant capacity, enhances health, helps improve resistance, and reduces fatigue. It helps limit the harmful effects of oxidation.

Saphia Alkali XK: a health supplement that has proven to elliviate osteoarthritis pain, arthritis, regenerate damaged cartilage bone cells, and slow down the process of aging and osteoarthritis.

Besides these and other healthcare-related products, Saphia Alkali JSC has also developed successful solutions for agriculture, aquaculture, and environment using its proprietary activated alkali technonogies.

Mrs. Dung Phuong Nguyen, Saphia Alkali JSC’s Chairperson and Inventor, stated: “We are very pleased to have Philux Global Group as our partner in this exciting journey ahead to bring healing, well-being and benefits to many people. Our herbal alkaline water is not an usual alkaline water, it carries the prayer of its inventor, wishing peace and health to everyone.”

Mr. Henry Fahman, Chairman and Chief Executive Officer of PHI Group, Inc., concurred: “We are delighted to partner with Mrs. Dung Phuong Nguyen and Saphia Alkali JSC to make the products of their love and labor available to people that are in need in many parts of the world.”

About Saphia Alakali JSC

Saphia Alkali JSC is a Vietnam-based joint stock company (https://kiemsaphia.com/) engaged in the research and producion of herbs, functional foods and natural compounds from biotechnologically activated 100% from nature. In addition to its applications in the pharmaceutical industry, Saphia Alkali JSC’s proprietary activated alkalis are used as raw materials for factories producing pharmaceuticals, cosmetics, biocides, food preservation, etc., that are 100% safe. The Company has successfully created products for healthcare, agriculture, aquaculture and the environment.

About PHI Group

PHI Group (n/k/a Philux Global Group Inc., www.phiglobal.com, PHIL) primarily focuses on Philux Global Funds, a group of Luxembourg bank funds organized as “Reserved Alternative Investment Fund” (“RAIF”) (www.philuxfunds.com), and building the Asia Diamond Exchange (“ADE”) in Vietnam. The Company also engages in mergers and acquisitions and invests in attractive businesses that have large, growing market potential and select special situations that may substantially enhance long-term shareholder value.

Safe Harbor Act and Forward-looking Statements

This news release contains “forward-looking statements” pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected,” which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact:

Philux Global Group Inc., (f/k/a PHI Group, Inc.) Email: info@philuxglobal.com Phone: +1-714-793-2977